Exhibit 99.1

Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Reports First Quarter EPS of $0.86, up 23%
Raises 2009 EPS Guidance

ST. LOUIS, April 29, 2009—Express Scripts, Inc. (Nasdaq: ESRX) announced first quarter net income from continuing operations of $214.7 million, or $0.86 per diluted share, which reflects 23% growth over $0.70 for the first quarter of 2008. The Company reported first quarter cash flow from continuing operations of $286.4 million, up 15% from $248.3 million last year.

“It has been a strong start to 2009 for Express Scripts.  Our differentiated business model of alignment and behavior-centric approach is resonating in the marketplace and is translating into a successful start to the selling season,” stated George Paz, president, chief executive officer and chairman.

  “A new chapter in our history has begun with our proposed acquisition of WellPoint’s NextRx subsidiaries.  Our aligned business model, combined with the complementary expertise and capabilities of WellPoint creates significant opportunities for growth.  We are well positioned to showcase our expertise in drug trend management and innovation in an environment where cost savings are so crucial for our plan sponsors and patients, while continuing to optimize health outcomes.”

First Quarter 2009 Highlights
•	The Company’s generic utilization rate increased to 67.7% from 65.1% last year.
•	Operating income increased 21% to $355.5 million from $294.6 million in the first quarter of 2008.
•	EBITDA increased 19% to $380.1 million from $319.1 million last year and EBITDA per adjusted claim increased 24% to $3.06 from $2.46 last year.

The Company completed the integration of specialty pharmacy operations into its PBM operations.  As a result, during the first quarter, the Company changed its organizational structure with new strategic business segments:  Pharmacy Benefit Management (PBM), which now includes specialty pharmacy results, and Emerging Markets (EM).  The EM segment includes drug distribution services, fertility, sampling and other lines of business.  EM services present potential for growth and aligning them together under strong leadership will benefit these investments.

2009 Guidance
The Company previously provided 2009 earnings per diluted share guidance in a range of $3.63 to $3.73.  This guidance assumed the majority of free cash flow in 2009 would be used for share repurchases beginning mid-year, which the Company believes would have contributed $0.07 to $0.09 to earnings per share.  Given the Company’s recent announcement of its definitive agreement to purchase WellPoint’s NextRx subsidiaries (NextRx), the Company has suspended its existing share repurchase program.

Strong underlying fundamentals will more than offset the impact of the higher expected share count, and as a result, the Company believes its 2009 earnings per diluted share will increase to a range of $3.67 to $3.77 (an increase of $0.11 to $0.13, including the impact of suspending the share repurchase program as shown in Table 3).  This guidance range excludes NextRx transaction-related costs and NextRx results after the transaction closes.

About Express Scripts
Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers’ compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, and medical- and drug-data analysis services.  The Company also distributes a full range of biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.   More information on the Center for Cost-Effective Consumerism can be found at http://www.consumerology.org.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q on file with the SEC.  A copy of this form can be found at the Investor Relations section of Express Scripts’ web site at http://www.express-scripts.com.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended March 31,
(in millions, except per share data)	2009	2008

Revenues (1)	$5,422.8	$5,490.8
Cost of revenues (1)	4,888.7	5,024.7
Gross profit	534.1	466.1
Selling, general and administrative	178.6	171.5
Operating income	355.5	294.6
Other (expense) income:
Undistributed loss from joint venture	-	(0.2)
Interest income	0.9	5.3
Interest expense	(17.1)	(23.3)
	(16.2)	(18.2)
Income before income taxes	339.3	276.4
Provision for income taxes	124.6	98.1
Net income from continuing operations	214.7	178.3
Net loss from discontinued operations, net of tax	(0.3)	(1.1)
Net income	$214.4	$177.2

Weighted average number of common shares
outstanding during the period:
Basic:	247.6	252.3
Diluted:	249.3	255.7

Basic earnings per share:
Continuing operations	$0.87	$0.71
Discontinued operations	-	-
Net earnings	0.87	0.70

Diluted earnings per share:
Continuing operations	$0.86	$0.70
Discontinued operations	-	-
Net earnings	0.86	0.69

(1) Includes retail pharmacy co-payments of $822.7 million and $887.7 million for the three months ended March 31, 2009 and 2008, respectively.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	March 31,	December 31,
(in millions, except share data)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$725.0	$530.7
Restricted cash and investments	6.1	4.8
Receivables, net	1,200.8	1,155.9
Inventories	180.1	203.0
Deferred taxes	120.3	118.2
Prepaid expenses and other current assets	24.5	31.2
Total current assets	2,256.8	2,043.8
Property and equipment, net	219.6	222.2
Goodwill	2,880.9	2,881.1
Other intangible assets, net	323.0	332.6
Other assets	28.4	29.5
Total assets	$5,708.7	$5,509.2

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,365.4	$1,380.7
Accounts payable	490.9	496.4
Accrued expenses	489.9	420.5
Current maturities of long-term debt	520.1	420.0
Current liabilities of discontinued operations	4.9	4.1
Total current liabilities	2,871.2	2,721.7
Long-term debt	1,160.3	1,340.3
Other liabilities	377.2	369.0
Total liabilities	4,408.7	4,431.0

Stockholders' equity:

Preferred stock, 5,000,000 shares authorized, $0.01 par value per share; and no shares issued and outstanding	-	-
Common stock, 1,000,000,000 shares authorized, $0.01 par value; shares issued: 318,923,000 and 318,958,000, respectively; shares outstanding: 247,829,000 and 247,649,000, respectively	3.2	3.2
Additional paid-in capital	645.7	640.8
Accumulated other comprehensive income	4.9	6.2
Retained earnings	3,575.4	3,361.0
	4,229.2	4,011.2
Common stock in treasury at cost, 71,094,000 and 71,309,000 shares, respectively	(2,929.2)	(2,933.0)
Total stockholders' equity	1,300.0	1,078.2
Total liabilities and stockholders' equity	$5,708.7	$5,509.2

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
(in millions)	2009	2008

Cash flows from operating activities:
Net income	$214.4	$177.2
Net loss from discontinued operations, net of tax	0.3	1.1
Net income from continuing operations	214.7	178.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24.6	24.5
Non-cash adjustments to net income	21.1	21.3
Changes in operating assets and liabilities:
Claims and rebates payable	(15.3)	28.0
Other net changes in operating assets and liabilities	41.3	(3.8)
Net cash provided by operating activities — continuing operations	286.4	248.3
Net cash (used in) provided by operating activities — discontinued operations	(0.1)	4.7
Net cash flows provided by operating activities	286.3	253.0

Cash flows from investing activities:
Purchases of property and equipment	(13.6)	(11.7)
Other	3.2	(0.4)
Net cash used in investing activities — continuing operations	(10.4)	(12.1)

Cash flows from financing activities:
Repayment of long-term debt	(80.0)	(60.0)
Tax benefit relating to employee stock-based compensation	0.3	12.0
Treasury stock acquired	-	(121.1)
Net (cash used) proceeds from employee stock plans	(1.4)	6.7
Net cash used in financing activities	(81.1)	(162.4)

Effect of foreign currency translation adjustment	(0.5)	(1.3)

Net increase in cash and cash equivalents	194.3	77.2
Cash and cash equivalents at beginning of period	530.7	434.7
Cash and cash equivalents at end of period	$725.0	$511.9

Table 1
Unaudited Consolidated Selected Information
(in millions)

	3 Months Ended March 31,
Claims Volume	2009	2008
Network	94.2	98.2
Home Delivery & Specialty	9.9	10.4
Other (1)	0.8	0.8
Total claims	104.9	109.4

Total adjusted claims (2)	124.1	129.6

Depreciation and Amortization (D&A):
Gross profit D&A	$6.4	$7.0
Selling, general & administrative D&A	18.2	17.5
Total D&A	$24.6	$24.5

Generic Fill Rate
Network	69.0%	66.4%
Home Delivery	56.9%	53.9%
Overall	67.7%	65.1%

(1)  Other claims represent:  (a) drugs distributed through patient assistance programs (b) drugs distributed where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network and (c) Emerging Market claims.

(2) Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims are typically 90 day claims.

Table 2
EBITDA Reconciliation
(in millions, except per claim data)

The following is a reconciliation of net income from continuing operations to EBITDA* from continuing operations. The Company believes net income is the most directly comparable measure calculated under Generally Accepted Accounting Principles.

	3 Months Ended March 31,
	2009	2008
Net income from continuing operations	$214.7	$178.3
Income taxes	124.6	98.1
Depreciation and amortization	24.6	24.5
Interest expense, net	16.2	18.0
Undistributed loss from joint venture	-	0.2
EBITDA from continuing operations	380.1	319.1

Total adjusted claims	124.1	129.6

EBITDA per adjusted claim	$3.06	$2.46

*EBITDA  is earnings before taxes, depreciation and amortization, net interest and other income (expense); or operating income plus depreciation and amortization.  EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance.  EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

Table 3
Guidance Information

	Estimated Year Ended December 31, 2009
	Low end	High end
Original guidance - diluted EPS	$3.63	$3.73

Suspension of share repurchase	(0.07)	(0.09)

Lower interest rates	0.03	0.03

Margin improvements	0.08	0.10

Revised guidance - diluted EPS	$3.67	$3.77